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                                                                      EXHIBIT 11

                     CYBEX COMPUTER PRODUCTS CORPORATION
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                                                               Fiscal years ended March 31,
                                                                       -------------------------------------------
                                                                         1995               1996           1997
                                                                         ----               ----           ----
Primary
-------
Weighted average common shares outstanding                              2,871,404         4,789,377      5,485,605

Net weighted average common stock options
  outstanding under the treasury stock method                             413,477           305,082        107,919
                                                                       ----------        ----------     ----------
Weighted average common and common equivalent
  shares outstanding                                                    3,284,881         5,094,459      5,593,524
                                                                       ----------        ----------     ----------

Net income                                                             $2,700,167        $4,693,285     $5,839,500
                                                                       ----------        ----------     ----------

Net income per common and common equivalent
  share                                                                $     0.82        $     0.92     $     1.04
                                                                       ==========        ==========     ==========


Fully Diluted:
-------------
Weighted average common shares outstanding                              2,871,404         4,789,377      5,485,605

Net weighted average common stock options
  outstanding under the treasury stock method                             846,499           305,082        107,919
                                                                       ----------        ----------     ----------

Weighted average common and common equivalent
  shares outstanding                                                    3,717,903         5,094,459      5,593,524
                                                                       ----------        ----------     ----------

Net Income                                                             $2,700,167        $4,693,285     $5,839,500
                                                                       ----------        ----------     ----------
Net income per common and common equivalent
  share                                                                $     0.73        $     0.92     $     1.04
                                                                       ==========        ==========     ==========



Note: All share and per share amounts were given retroactive effect to the 2.25-for-1 stock split as described in Note 5 to the Consolidated Financial Statements included in this Report.